Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investors
	Brad Burns	Susan Watson
	Peter Lucht	(703)886-5282
(800) 644-NEWS

MCI ANNOUNCES CERTIFIED SHAREHOLDER VOTE RESULTS

Special dividend to be paid on October 27, 2005

ASHBURN Va., October 6, 2005 – MCI, Inc. (NASDAQ: MClP) today announced the certified results of its shareholder vote that approved its merger with Verizon. The company said that the results show 64.6 percent of outstanding shares and 88.2 percent of votes cast were in favor of the merger.

Also today MCI’s Board of Directors declared a special dividend of $5.60 per share in accordance with the merger agreement. The special dividend will be paid on October 27, 2005 to shareholders of record at the close of business on October 17, 2005.

About MCI

MCI, Inc. (NASDAQ: MCIP) is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With one of the most expansive global IP backbones and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to www.mci.com.

This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: a significant change in the timing of, or the imposition of any government conditions to, the closing of the previously announced proposed transaction between MCI and Verizon; actual and contingent liabilities; and the extent and timing of our ability to obtain revenue enhancements and cost savings following the previously announced proposed transaction between MCI and Verizon. Additional factors that may affect the future results of MCI and Verizon are set forth in their respective filings with the Securities and Exchange Commission, which are available at investor.verizon.com/SEC/ and www.mci.com/about/investor_relations/sec/.

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